Exhibit 8(iv)(c)

AMENDMENT TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 24th day of November 1997, by and among MFS Variable Insurance Trust, Cova Financial Life Insurance Company and Massachusetts Financial Services Company, the parties do hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on October 1, 1999.

COVA FINANCIAL LIFE INSURANCE COMPANY By its authorized officer,

By:	/s/ Norma J. Naselli
Title:	Assistant Vice President and Director General Agency Contracting

MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios By its authorized officer,

By:	/s/ James R. Bordewick, Jr.
James R. Bordewick, Jr. Assistant Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY By its authorized officer,

By:	/s/ Jeffrey L. Shames
Jeffrey L. Shames Chairman and Chief Executive Officer

As of October 1, 1999

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors (Date Established)	Policies Funded by Separate Account	Portfolios Applicable to Policies
Cova Variable Annuity Account Five (est. 3/29/92)	XLCC-648 XLCC-833	MFS Research Series MFS Emerging Growth Series MFS/Foreign & Colonial Emerging Markets Series* MFS High Income Series MFS World Governments Series MFS Growth With Income Series
Cova Variable Life Account Five (3/24/99)	CLP002 CCP00204	MFS Research Series MFS Emerging Growth Series MFS High Income Series MFS Global Governments Series MFS Growth With Income Series

*	This Series is only available for investment by owners of Policies which were in existence on May 1, 1999.